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Exhibit 16.2

                             HARBINDER SINGH BRANCH
         65 Lovelace Avenue o Solihull, Birmingham o B91 3JR England, UK






Board of Directors                                                April 26, 2002
Health Sciences Group, Inc.
Howard Hughes Center
6080 Center Drive, 6th Floor
Los Angeles, CA  90045


RE:      Resignation from the Board of Directors
         of Health Sciences Group, Inc.

Dear Board Members:

         I hereby submit my resignation as Chairman and as a director of Health Sciences Group, Inc., effective immediately.




                                                      /s/ Harbinder Singh Branch
                                                      --------------------------
                                                      Harbinder Singh Branch